                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  MiniMed Inc.
                 ----------------------------------------------
                 Name of Registrant as Specified In Its Charter



                                   Registrant
                 ----------------------------------------------
                         Name of Person(s) Filing Proxy

Payment of Filing Fee (check the appropriate box):

[X]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:

        2)     Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

        4)     Proposed maximum aggregate value of transaction:

        5)     Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount previously paid:

        2)     Form, Schedule or Registration Statement No.:

        3)     Filing Party:

        4)     Date Filed:

                                     PROXY
                                 [MINIMED LOGO]

                                  MINIMED INC.
                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342

April 19, 1999

Dear Stockholders:

     It is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of MiniMed Inc., which will be held on Thursday, May 20, 1999, beginning at 10:00 a.m. (PDT), at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California. Detailed information about the meeting and the various items on which the stockholders will act is described in the accompanying Notice of Annual Meeting and Proxy Statement. Also included is a Proxy Card with an accompanying postage paid return envelope. IT IS IMPORTANT THAT YOU VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. I urge you to review carefully the Proxy Statement and to vote your choices on the enclosed card. Please sign, date and return your Proxy Card in the envelope provided as soon as possible. If you do attend the meeting, your Proxy can be revoked at your request in the event you wish to vote in person.

     I look forward to seeing you at the meeting.

                                           Sincerely,

                                           /s/ ALFRED E. MANN
                                           -------------------------------------
                                           Alfred E. Mann
                                           Chairman of the Board and
                                           Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1999

     MiniMed Inc. (the "Company") will hold its Annual Meeting of Stockholders on May 20, 1999, at 10:00 a.m., Pacific Daylight Time, at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California, for the following purposes:

          1. To elect eight (8) directors until their respective successors are elected and qualified. The Board of Directors intends to nominate the eight persons identified in the accompanying Proxy Statement.

          2. To amend the Company's Certificate of Incorporation and Bylaws implementing classified Board provisions as summarized in the attached Proxy Statement.

          3. To amend the Company's Certificate of Incorporation to increase the Company's authorized capital stock as summarized in the attached Proxy Statement.

          4. To amend the Company's Second Amended and Restated 1994 Stock Incentive Plan.

          5. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending December 31, 1999.

          6. To act upon other matters that may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed April 1, 1999 as the Record Date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment or postponement thereof.

     Alfred E. Mann and Eric S. Kentor have been appointed as Proxy Holders, with full rights of substitution, for the holders of MiniMed Inc. Common Stock.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          /s/ ERIC S. KENTOR
                                          --------------------------------------
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 19, 1999
Sylmar, California

                                 [MINIMED LOGO]

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 20, 1999

INTRODUCTION

     The accompanying Proxy is solicited by the Board of Directors of MiniMed Inc. ("MiniMed" or the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held May 20, 1999 at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California, beginning at 10:00 a.m. (PDT), and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying Proxy Card are being mailed beginning on or about April 19, 1999 to give holders of record of the Company's Common Stock on April 1, 1999 (the "Record Date") an opportunity to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to vote on each matter properly brought before the Annual Meeting. In voting, please specify your choices by marking the appropriate spaces on the enclosed Proxy Card, signing and dating the card and returning it in the accompanying envelope. If no directions are given and the signed card is returned, the Proxy Holders will vote the shares for the election of all listed nominees, in accordance with the Directors' recommendations on the other subjects listed on the Proxy Card, and at their discretion on any other matters that may properly come before the meeting.

     The number of shares to be voted, as indicated on the enclosed Proxy Card, is NOT adjusted to reflect a two-for-one stock split payable to stockholders of record as of April 1, 1999. This is because the additional shares were not actually issued and distributed until after the record date for determining stockholders entitled to vote at the Annual Meeting. However, the power to vote granted by signing the enclosed Proxy Card and returning it to the Company will relate to all of the shares owned of record by the signing stockholder, including the additional shares resulting from the stock split. All references to shares of the Company's Common Stock made in this Proxy Statement ARE adjusted to reflect such stock split. As of the close of business on the Record Date, the Company had outstanding 28,207,356 shares of Common Stock (as adjusted for the two-for-one stock split). A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. The rules of the New York and American Stock Exchanges permit member organizations ("brokers") to vote shares held in street name on behalf of beneficial owners, in the absence of instructions from the beneficial owners, on certain "routine" matters, including the election of directors and ratification of the selection of independent public accountants, but do not permit such votes on "non-routine" matters, including the proposals to be considered at the Annual Meeting to establish a classified Board of Directors, to increase the number of authorized shares of capital stock and to amend the 1994 Stock Incentive Plan. In situations where brokers are not permitted to vote on non-routine matters (so-called "broker non-votes"), the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, will not be included in the vote totals and will not be counted as present for purposes of determining whether a non-routine matter has been approved. On proposals requiring the affirmative vote of the holders of a majority of the number of shares outstanding, such as the proposals to establish a classified Board of Directors for the Company and to increase the authorized number of shares of capital stock, not counting broker non-votes means that they have the same effect as a negative vote. Stockholders have one vote for each share on all business at the meeting. The eight nominees for election as Directors receiving the greatest number of votes will be elected. On all other matters the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval of each of the proposals except as indicated above for the election of Directors and for the two proposals involving amendments to the Company's Certificate of Incorporation.

     Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the eight director nominees, FOR the proposal to implement a classified board of directors and require a super-majority vote for stockholders to change the authorized number of directors, FOR the proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized capital stock, FOR the proposal to amend the Company's Second Amended and Restated 1994 Stock Incentive Plan, and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. Any other business which may properly come before the meeting will be voted on by the Proxy Holders in accordance with their best judgment, although the Company does not presently know of any such other business which may come before the meeting.

REVOCABILITY OF PROXIES

     Any stockholder giving a Proxy has the power to revoke it at any time before the Proxy is actually voted at the Annual Meeting. Proxies may be revoked by filing a written notice of revocation with the Secretary of the Company bearing a date later than the date on the Proxy or by duly executing a subsequently dated Proxy relating to the same shares of Common Stock. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy previously delivered. Any subsequently dated Proxy or written notice revoking a Proxy should be sent to the Secretary of the Company at its executive offices, 12744 San Fernando Road, Sylmar, California 91342.

SOLICITATION

     The expense of solicitation of the Proxies will be paid by the Company, including preparation, assembly and mailing of this Proxy Statement, the Proxy Card and any additional material furnished to stockholders. Proxies may be solicited by directors, officers and regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Common Stock of record for beneficial owners for the purpose of forwarding such materials to such beneficial owners. The Company may reimburse persons representing beneficial owners' reasonable costs associated with their forwarding their solicitation material to such owners.

     YOUR VOTE IS IMPORTANT AND YOU ARE ENCOURAGED TO MARK YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE REPRESENTED.

               PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS

     Pursuant to the Company Bylaws, the Board of Directors of the Company is to consist of eight persons. If Proposal 2 is approved by the stockholders, three classes of Directors will be elected to serve terms of either one, two or three years, will hold office until the 2000, 2001 or 2002 Annual Meeting of Stockholders, respectively, and will continue in office until each Director's successor is elected and has been qualified, or until such Director's earlier death, resignation or removal. (See Proposal 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY IMPLEMENTING CLASSI-

FIED BOARD PROVISIONS). If Proposal 2 is approved, the proxies being solicited by the Board of Directors will be voted to elect the nominees named below to the classes designated:

                                         TERM TO EXPIRE AT
                                         ANNUAL MEETING IN
                                         -----------------
CLASS 1 DIRECTORS  David Chernof, M.D.         2000
                   Carolyne Kahle Davis        2000
                   John C. Villforth           2000

CLASS 2 DIRECTORS  William R. Grant            2001
                   David H. MacCallum          2001
                   Thomas R. Testman           2001

CLASS 3 DIRECTORS  Alfred E. Mann              2002
                   Terrance H. Gregg           2002

     If Proposal 2 is not approved by the stockholders, the proxies being solicited by the Board of Directors will be voted for the election of the Nominees designated above, each Director who is elected will serve for a one-year term, will hold office until the 2000 Annual Meeting of Stockholders, and will continue in office until such Director's successor is elected and has been qualified, or until such Director's earlier death, resignation or removal.

     Under the Bylaws of the Company the eight nominees receiving the greatest number of votes will be elected. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of Directors. Shares represented by Proxies marked "withhold authority" for one or more nominees will not be voted for such nominee.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

DIRECTOR NOMINEES

     The Director nominees were proposed by the Organization and Compensation Committee of the Board of Directors and approved by the Board. If any of the nominees should decline or be unable to act as a Director, the persons named in the Proxy will vote in accordance with their best judgment with respect to alternative candidates. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     The following is information with respect to the nominees. Each of the nominees currently serves on the Board.

     ALFRED E. MANN, age 73, has served as Chairman of the Board and CEO of the Company since its incorporation and was President until 1994 and from October 1995 until October 1996. Until March 1994, Mr. Mann served as the Chairman of the Board of the General Partner of MiniMed Technologies Limited, a California limited partnership ("MMTL"), a predecessor of the Company which was also engaged in the design, manufacture and marketing of hospital intravenous pumps and electrostimulation devices primarily for restoration of hearing for the deaf. Mr. Mann has also served as Chairman of Advanced Bionics Corporation ("ABC") since 1994 and as CEO from 1994 to February 1996. ABC is the successor to the electrostimulation business segment of MMTL. From 1985 to September 1992, Mr. Mann was also President and CEO of Siemens-Pacesetter, Inc., a manufacturer and distributor of cardiac pacemakers. Mr. Mann founded and from 1972 until 1985 was Chairman of the Board and CEO of Pacesetter Systems, Inc., a California corporation and predecessor of Siemens-Pacesetter, Inc. Prior to 1972, he was President of Spectrolab, an electro-optical and aerospace systems company, and Heliotek, a semiconductor and electro-optical components manufacturer. These companies were founded by Mr. Mann in 1956 and 1960, respectively, and were sold to Textron Inc. in 1960. Mr. Mann is currently Chairman of the Board of Trustees of the Alfred E. Mann Foundation for Scientific Research, a medical research foundation. Mr. Mann is also founder, Chairman and President of Medical Research Group, Inc., a Delaware corporation that conducts research and development activities relating to medical devices. Since March 1998, Mr. Mann has served as a Trustee for the University of Southern California. Mr. Mann holds a B.A. and an M.S. degree in physics from the University of California, Los Angeles.

     DAVID CHERNOF, M.D., age 63, has been a Director of the Company since July 1994. Since January 1999, Dr. Chernof has been President of DCHC -- Health Care Consultants, a health care consulting firm. Previously, he served as Chief Medical Officer of LA Care Healthplan, a health maintenance organization, from October 1996 through December 1998. Previously, Dr. Chernof was an independent medical and health care services consultant. From 1991 to July 1995, Dr. Chernof served as the Senior Vice President and Corporate Medical Director of Blue Cross of California, where he was responsible for medical policies, physician relations, utilization and quality monitoring programs and technology assessment. Dr. Chernof was a member of the Blue Cross of California Board of Directors from 1987 to 1991 and was in private practice from 1968 to 1991. Dr. Chernof is a member of the Organization and Compensation Committee of the Board.

     CAROLYNE KAHLE DAVIS, age 67, has been a Director of the Company since May 1997. Ms. Davis currently serves as an independent business advisor to numerous companies. Ms. Davis served as National and International Health Care Advisor to Ernst & Young, an international auditing, accounting and consulting firm from October 1985 until her retirement in April 1997. From March 1981 until August 1985, Ms. Davis served as Administrator of the Health Care Financing Administration, a sub-cabinet position reporting to the Secretary of Health and Human Services. The Health Care Financing Administration is the agency responsible for the Medicare and Medicaid programs. Previously, Ms. Davis served as Associate Vice President for Academic Affairs at the University of Michigan and Dean of the University of Michigan School of Nursing. Ms. Davis currently serves on the boards of Beckman Instruments, Merck & Co., Inc., Pharmaceutical Marketing Services, Inc., and The Prudential Insurance Company of America. Ms. Davis is a member of the Audit Committee of the Board.

     WILLIAM R. GRANT, age 74, has been a Director of the Company since June 1994. He has served as managing General Partner and Chairman of Galen Associates, a privately held investment company, since 1989. Previously, Mr. Grant served as President and Vice Chairman of Smith Barney Inc., as President and Chairman of Mac-Kay Shields Financial Corporation and as Vice Chairman of SmithKline Beecham. Mr. Grant currently serves on the boards of directors of Witco Corporation, Allergan, Inc., Ocular Sciences, Inc., Vasogen, Inc., and Westergaard.com, Inc. He is also a member of the General Electric Equity Advisory Board. Mr. Grant is Chairman of the Organization and Compensation Committee of the Board.

     TERRANCE H. GREGG, age 50, became a Director of the Company in August 1998. Mr. Gregg was promoted to Executive Vice President, Operations in February 1996 and to President and Chief Operating Officer in October 1996. Mr. Gregg joined the Company as Vice President of Regulatory Affairs and Clinical Research in September 1994. Prior to employment with the Company, Mr. Gregg spent the preceding nine years as Vice President of Governmental Affairs for Ioptex Research, the ophthalmic surgical products subsidiary of Smith & Nephew, plc. Prior to joining Ioptex Research, Mr. Gregg was responsible for regulatory affairs, clinical research and quality assurance for divisions of Allergan, Inc. Mr. Gregg earned a B.S. degree in zoology from Colorado State University in 1971.

     DAVID H. MACCALLUM, age 61, has been a Director of the Company since July 1994. In April 1998, he joined Furman Selz LLC, an investment banking firm and a subsidiary of ING Group, a Dutch financial institution, where Mr. MacCallum serves as an Executive Vice President and head of the health care investment banking group. Previously, Mr. MacCallum served as Managing Director, Investment Banking for UBS Securities LLC from May 1994 to April 1998. Mr. MacCallum served as Co-Head of Investment Banking of Hambrecht & Quist from 1991 to 1994. Prior to 1991, Mr. MacCallum was a Managing Director of Hambrecht & Quist. He is also a Director of Bionx Implants, Inc., a medical device company. Mr. MacCallum is a member of the Audit Committee.

     THOMAS R. TESTMAN, age 62, has been a Director of the Company since July 1994. Mr. Testman retired from his position as Managing Partner with Ernst & Young, an international auditing, accounting and consulting services firm in October 1992 after 30 years of continuous service. During his tenure he held the position of National Director of Management Consulting Services, served on the operating committee of the firm, was Western Regional Director of Health Care Services and engaged in management consulting during various periods. Mr. Testman currently serves as a director of Techniclone Corp., a cancer treatment developer and in 1998 also served as its interim Chief Executive. He is also a director of Chromavison Medical Systems, Inc., an advanced cellular imaging company. He also formerly served as a director of Nichols Institute, a publicly-held laboratory company that was sold to Corning, Inc. in 1994. He currently also serves as a director of six privately held health care companies. Mr. Testman is Chairman of the Audit Committee of the Board.

     JOHN C. VILLFORTH, age 68, has been a Director of the Company since May 1996. He has served since September 1990 as President and Executive Director of the Food and Drug Law Institute, a non-profit organization whose mission is to increase knowledge about the laws and regulations pertaining to food, drugs, cosmetics, medical devices and biological products. Prior to 1990 and for 29 years, Mr. Villforth was a Commissioned Officer in the U.S. Public Health Service in the Department of Health and Human Services, the last 19 years of which he was assigned to the Food and Drug Administration ("FDA"). Mr. Villforth retired from the Public Health Service in August 1990 with the rank of Assistant Surgeon General (Rear Admiral). During his tenure, he held the positions of Director, Center for Devices and Radiological Health of the FDA (1982-1990); Director, Bureau of Radiological Health of the FDA (1969-1982); and Chief Engineer, U.S. Public Health Service (1985-1990), among other positions. Mr. Villforth served on the board of Target Therapeutics, Inc. (subsequently acquired by Boston Scientific Corporation), a medical device company, from 1992 to April 1997, and the board of BRI International (subsequently acquired by Quintiles Transnational Corp.), a contract research organization for the biotechnology, pharmaceutical and medical devices industries, from 1992 to 1997. Mr. Villforth is a member of the Organization and Compensation Committee.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $8,000, payable quarterly, and meeting fees of $1,000 per meeting of the Board of Directors and $500 per meeting of a committee of the Board of Directors. For meetings convened via telephone, non-employee directors are compensated at the rate of $500 per Board meeting and $250 per committee meeting. Directors are entitled to defer all or part of such cash compensation until their retirement or other termination from the Board or other predetermined dates. Deferred amounts either accrue interest at a fixed rate or are credited to units which are converted to shares of Common Stock upon distribution. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at Board or committee meetings. Directors who are employees of the Company receive no compensation for service as a member of the Board or any committee.

     Non-employee Directors each are granted options to purchase 5,000 shares of the Common Stock of the Company upon election to the Board, with additional grants of options to purchase 5,000 shares on June 1 of each successive year that the Director serves on the Board, each at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Organization and Compensation Committee currently consists of Mr. Grant, who serves as Chairman, Dr. Chernof, and Mr. Villforth. The following information relates to transactions by the Company in 1998 with certain Directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On September 1, 1998, the Company sold assets and transferred technology related to its implantable pump program to Medical Research Group, LLC ("MRG") and entered into a series of related transactions. MRG was founded by Alfred E. Mann, founder, Chairman, CEO and largest stockholder of MiniMed. Mr. Mann continues to hold a substantial equity interest in MRG. Since the transaction with the Company, MRG has been incorporated. All references to "MRG" after its date of incorporation refer to the successor Corporation, "Medical Research Group, Inc."

     MiniMed sold assets, consisting primarily of inventories and equipment to MRG in exchange for a note receivable of approximately $3.6 million. The note receivable is due and payable in full on December 31, 2003, and accrued interest is payable on December 31 of each year prior to maturity. The note bears interest at a rate of 7.0% annually. The note is secured by the assets sold to MRG and guaranteed by Mr. Mann. The Company has also leased facilities related to the implantable pump program to MRG. The obligations of MRG under such lease are guaranteed by Mr. Mann. Certain employees of the Company involved in the manufacturing operations and research and development activities related to the implantable pump product line became employees of MRG. The Company retained exclusive distribution rights to the implantable pump product line for most medical conditions, including diabetes. MiniMed is required to purchase implantable pump units from MRG at negotiated prices, and is obligated to purchase minimum quantities in 1999, 2000 and 2001 and must purchase minimum quantities in future periods in order to preserve its exclusivity.

     Pursuant to the terms of the agreements with MRG, the Company is responsible for pursuing regulatory approval of the implantable pump for the treatment of diabetes and has provided MRG with a working capital line of credit of $3.0 million, which will bear interest at 7.0% annually. Any amounts borrowed under the line of credit are due on or before December 31, 2001 and will be secured by a pledge of MiniMed Common Stock owned by Mr. Mann. To date MRG has not borrowed any funds under this line of credit. Future minimum purchase commitments for implantable pump units based upon current prices are:

1999............................  $ 4,575,000
2000............................    7,604,000
2001............................    8,935,000
                                  -----------
Total...........................  $21,114,000
                                  ===========

     MRG has also granted MiniMed an option to acquire exclusive worldwide distribution rights to MRG's long-term glucose sensor, currently under development, for $30.0 million. The option is exercisable upon MRG's achievement of certain development milestones. MRG is attempting to integrate its long-term glucose sensor technology with the implantable pump. MRG has also agreed to pursue the development of certain improvements to the electronic design of the implantable pump.

     Because of Mr. Mann's interest in MRG, the Board of Directors of the Company appointed a special committee of the Board consisting of all of the directors except Mr. Mann (the "Committee") to consider approval of the transaction between the Company and MRG. Mr. Testman served as Chairman of the Committee. The Committee retained the services of legal counsel, a financial advisory firm and a scientific advisor. The Committee engaged in extensive negotiations with MRG over a period of many months. The Committee, exercising the full powers of the Board which had been delegated to it with respect to this matter, unanimously approved the transaction, as described above, and the financial advisory firm retained by the Committee, Pacific Growth Equities, Inc., rendered a written opinion to the effect that the transaction is fair to the Company's stockholders (other than Mr. Mann) from a financial point of view. Mr. Mann did not participate in any of the deliberations of the Committee with respect to the transaction except to the extent that he was requested to do so.

     The Company leases an additional portion of its principal facility in Sylmar, California to Mr. Mann. The amount of space being leased is 23,400 square feet with a monthly rent of $8,424 per month for the lease term, which expires in 2001. Pursuant to the terms of the lease, Mr. Mann is also responsible for paying for tenant improvements made to the facilities in the amount of $4,050 per month over the balance of the term (which includes an interest factor of 7.5%). The lease may be terminated by either party upon 90 days notice prior to the end of any calendar year. If the lease is terminated by Mr. Mann, he will be obligated to continue to repay the Company for the tenant improvements until such time as the Company occupies and utilizes such space. The Company believes that the terms of the lease reflect the fair rental value of the space. A portion of that space has been subleased by Mr. Mann to MRG, and a portion has been made available to the Alfred E. Mann Foundation for Scientific Research, a medical research foundation founded by Mr. Mann at no charge.

     In 1998, the Company entered into certain agreements with, and advanced an aggregate of $1,105,000 to, Pharmaceutical Discovery Corporation ("PDC") in anticipation of a potential business combination and to fund certain research and development activities. PDC is involved in the research and development of novel chemical technologies, particularly encapsulation technologies for the delivery of pharmaceutical products. PDC owns several United States patents relating to these novel technologies.

     The advances made to PDC took the form of notes (the "Notes") payable by PDC to the Company and accruing interest at the prime rate plus 1%. In December 1998, the Company utilized the outstanding principal amount of the Notes, plus the interest accrued thereon, to purchase 2,672,703 shares of common stock of PDC. The shares of PDC common stock acquired by the Company represent approximately 6.2% of the total outstanding common stock of PDC.

     On October 14, 1997, the Company and PDC entered into a Research and Development Agreement (the "R&D Agreement"). Pursuant to the R&D Agreement, PDC conducted preliminary research activities relating to the encapsulation of certain pharmaceuticals. These activities included the development of an encapsulation technique relating to such pharmaceuticals and detailed pharmacokinetic studies related thereto. For these activities, the Company paid PDC $35,000. On March 9, 1998, upon the completion of activities relating to the R&D Agreement, the Company and PDC entered into a License Agreement ( the "License Agreement") whereby the Company licensed the technologies developed under the R&D Agreement. Pursuant to the License Agreement, PDC will a transfer the encapsulation technology to the Company for use with specified pharmaceutical compounds. The Company will pay PDC a royalty based upon either the cost of the compound to be encapsulated or upon the total net revenues derived by the Company from the therapy utilizing such compounds. PDC also retains certain manufacturing rights relating to the encapsulation technology.

     The Notes were intended to be used as part of the consideration for the purchase by the Company of substantially all of the assets of PDC. Subsequent to the issuance of the Notes, the Company's Board of Directors decided not to pursue such a transaction with PDC. With the approval of the Company's Board of Directors, in January 1999 Mr. Mann entered into an Investment Agreement (the "Investment Agreement") with PDC. Under that Agreement, Mr. Mann purchased 25,901,642 shares of PDC Common Stock at a purchase price of $.45 per share for a total purchase price of $11,655,738.90. The shares purchased by Mr. Mann represent approximately 60% of the outstanding common stock of PDC. The transaction was effective as of December 31, 1998. Concurrently with entering into the Investment Agreement, PDC entered into a Rescission Agreement with Encap Technologies LLC, a Delaware limited liability company ("ENCAP") of which Mr. Mann is the principal beneficial owner. Pursuant to this agreement, the parties mutually agreed to rescind an Option Agreement, a related Asset Purchase Agreement, a Security Agreement, a Voting Agreement and a Loan Agreement, all dated as of September 17, 1998 (collectively, the "Rescinded Agreements"). ENCAP and PDC also entered into a License Agreement dated as of September 17, 1998 relating to PDC's patented technology for the microencapsulation of insulin. The Rescinded Agreements required ENCAP to make certain payments to PDC and allowed ENCAP an option to purchase all of the assets of PDC. The Investment Agreement allows PDC, for a period of one year from the date thereof, to reacquire all rights under the License Agreement for an amount equal to all expenditures paid or incurred by ENCAP with respect to License Agreement plus accumulated interest at the annual rate of 4.48% calculated from the date of each such expenditure.

     In 1998, the Company entered into a letter agreement (the "Letter Agreement") with CTL Immunotherapies Corp. ("CTL") regarding a potential strategic alliance. CTL is a biopharmaceutical company involved in the development of proprietary compounds for the treatment of certain targeted medical conditions, including certain forms of cancer. The Letter Agreement addresses certain initial activities involving MiniMed and CTL and contemplates a longer term strategic relationship. Pursuant to the Letter Agreement MiniMed
(1) hired certain technical personnel to support the project (who have since become employees of CTL), (2) provided certain laboratory space for the CTL project, (3) purchased certain capital equipment which is used in connection with the CTL project, (4) provided certain MiniMed products for use in connection with clinical trial activities, and (5) provided ancillary support to CTL in its development efforts. The costs associated with personnel, supplies, materials and related expenses incurred by MiniMed in connection with the CTL project are reimbursed to MiniMed by CTL.

     MiniMed and CTL expect to finalize a definitive agreement (the "Definitive CTL Agreement") relating to a strategic alliance, which is anticipated to relate to the development of therapy systems involving selected CTL compounds and MiniMed's medication infusion systems. The parties anticipate that the Definitive CTL Agreement will contain provisions similar to those contained in the Letter Agreement. To the extent therapies utilizing CTL compounds which are appropriate for infusion delivery are successfully developed, the parties anticipate that the Definitive CTL Agreement will provide that MiniMed shall be the exclusive provider of infusion devices and supplies, on terms to be negotiated.

     MiniMed was also presented with an opportunity to invest in CTL, however, the opportunity was declined by the MiniMed Board of Directors. With the consent of the other Directors, Mr. Mann elected to pursue the investment. Thereafter he and MRG each agreed to lend up to $1,250,000 to CTL, and a third party agreed to lend up to an additional $500,000. The loans are to be made upon the achievement by CTL of certain milestones, they bear interest at 5% per annum and they are payable in October 2002 or such earlier time as CTL completes an initial public offering of its Class A Common Voting Shares meeting certain requirements. The loans are convertible at the option of each lender into Preferred Stock of CTL, which in turn is convertible into Class A Common Voting Shares, except that conversion of the loans into Class A Common Voting Shares is mandatory at the option of CTL in the event of an annual initial public offering described above. As of the date hereof, Mr. Mann and MRG have each loaned CTL $500,000 pursuant to such arrangement.

     The Company is currently finalizing financing arrangements relating to the development of its new worldwide headquarters. It is anticipated that such financing shall be structured as a "synthetic lease transaction." ING Baring Furman Selz and certain of its affiliates are arranging the financing, will receive a fee for arranging the financing and will also be participant in a lender syndicate. David MacCallum, a member of the Board of Directors, is an Executive Vice President of ING Baring Furman Selz LLP.

     Pursuant to the transaction, the Company is to obtain $65,000,000 in a synthetic lease financing facility for the construction and development of facilities, and a revolving credit facility pursuant to which the Company may borrow up to $15,000,000 for working capital purposes. Under the terms of the financing, a special purpose trust will sublease the land and lease the improvements to the Company. The Company shall then make lease payments equal to the debt service on the financing. The initial term of the synthetic lease financing will be five (5) years, with two (2) one-year renewal options. Notes and Certificates will be issued to fund the borrowing. The Company will have an option to purchase the leased property at the end of the lease, for an amount equal to the principal indebtedness.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive Officers and Directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that all such reports were filed on a timely basis by reporting persons, with the exception of one transaction whereby Mr. Mann received an in-kind distribution of Common Stock from his charitable remainder trust. Once Mr. Mann became aware of his filing obligation relating to such securities, he immediately filed an amended Form 5 detailing such transaction.

COMPANY STOCK PERFORMANCE

     The following graph summarizes cumulative total stockholder return data (assuming reinvestment of dividends) for the period since the Company's stock was first registered under the Securities Exchange Act of 1934, and commenced trading on The Nasdaq National Stock Market (July 25, 1995). The graph assumes that $100 was invested on July 25, 1995 (i) in the Common Stock of the Company,
(ii) in the Mid-Cap 400 Index (the "Broad Index") and (iii) in the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index (the "Industry Index"). The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                                     HLTH CARE (MED PDS
                            MINIMED INC.                 & SUPP)-500            S&P MIDCAP 400 INDEX
                            ------------             ------------------         --------------------
24Jul95                       100.00                      100.00                      100.00
Dec95                          96.15                      126.80                      108.21
Dec96                         248.08                      145.53                      128.99
Dec97                         299.04                      181.44                      170.59
Dec98                         805.77                      261.52                      203.18

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held 11 meetings during 1998, and its standing committees also met from time to time to address matters within their respective areas of responsibility. Each member of the Board of Directors was present for 75% or more of the total number of meetings of the Board of Directors and the total meetings held by all committees of the Board of Directors of which he or she served.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee and an Organization and Compensation Committee.

  AUDIT COMMITTEE

     The principal duties of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community relating to the Company's financial reporting practices. The Audit Committee is responsible for reviewing the annual financial statements of the Company, reviewing the scope of the plan of annual audit, related fees and results of audits, reviewing any material changes to the Company's accounting and financial reporting practices, recommending to the Board the retention or replacement of the independent accountants, reviewing periodically the adequacy of the Company's accounting, financial and internal audit organizations, and acting upon other matters relative to accounting or financial matters that the Audit Committee or the Board deem appropriate. The members of the Audit Committee are Mr. Testman (Chairman), Ms. Davis and Mr. MacCallum, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held 2 meetings during 1998, and in 1999 has held a meeting to review the 1998 results of operations prior to the Company's public release of financial results for 1998. The Audit Committee regularly meets privately with the Company's independent auditors, outside of the presence of any Company officers or other personnel.

  ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee is responsible for reviewing qualifications of potential candidates for election as directors of the Company from whatever sources obtained, and making recommendations to the Board with respect to nominees. The Organization and Compensation Committee is also responsible for establishing criteria to evaluate director performance, recommending assignments of directors to committees of the Board, reviewing proposed changes to the Company's corporate organizational structure and such other related matters as from time to time may be assigned to the Organization and Compensation Committee by the Board. In addition, the Organization and Compensation Committee also reviews and approves for presentation to the Board significant compensation and benefit plans and compensation for executive officers of the Company, administers the Company's equity-based plans and considers other matters relating to executive compensation. The members of the Organization and Compensation Committee are Mr. Grant (Chairman), Dr. Chernof and Mr. Villforth, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Organization and Compensation Committee held 3 meetings during fiscal year 1998. A report of the Organization and Compensation Committee with respect to executive compensation matters appears below.

                           REPORT OF THE MINIMED INC.
                    ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The MiniMed Organization and Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, reviews and approves corporate organization structure, monitors the performance of executive officers, evaluates the CEO, reviews and approves management succession and changes, establishes compensation levels and incentive programs for executive officers, and approves directors' compensation. To keep a balanced perspective in 1998, the Company, with approval of the Organization and Compensation Committee, retained the services of Coopers & Lybrand LLP to advise and review the reasonableness of the Company's executive compensation plans.

     In establishing the Company's executive compensation program, the Organization and Compensation Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program. The Organization and Compensation Committee bases the compensation program on the following principles:

     - Compensation levels for executive officers are benchmarked to market information from general industry surveys, additional surveys conducted by outside consultants and from proxy materials of other similar companies. A peer group of industry competitor companies is developed, which is selected on the basis of the following criteria: (i) medical products/research companies, (ii) whose securities are publicly traded and (iii) with a market capitalization similar to the Company.

     - In January 1998, the total compensation opportunity was targeted to the median of these companies; incremental amounts could have been earned above or below that level depending upon Company and individual performance. In 1998, the Organization and Compensation Committee reaffirmed its conclusion that the vitality of the Company requires that the total compensation opportunity for executive officers remain competitive with similar companies in order to retain and attract the talent needed to manage and build the Company's business.

     - Compensation is tied to performance. A significant part of the total compensation opportunity is in the form of annual incentive awards and stock options, to be earned only if specific goals are met and value is created for stockholders.

     - The compensation program has three elements: basic annual salary, annual incentive awards, and stock options.

     - Executives' interest in the business should be linked to the interests and benefits received by the Company's stockholders.

     The compensation program is described below.

     BASE SALARY: Competitive base salaries are determined for each executive based on a review of the salaries in the selected group of peer companies and similar survey data. In conjunction with the competitive data, actual salaries are established based on executive roles and responsibilities, position titles, and the skills, experience and performance of individual executives.

     ANNUAL INCENTIVES: For the 1998 fiscal year, annual bonuses were based upon an annual incentive plan for executives approved by the Organization and Compensation Committee in early 1997. The plan utilizes predetermined Company financial objectives and individual executive objectives to measure performance and the resulting incentive awards. The purpose of the plan is to (i) provide competitive pay in order to attract and retain qualified executives, (ii) provide incentive to meet MiniMed financial and individual/functional objectives, (iii) reward managers who significantly impact financial performance, (iv) encourage teamwork and (v) encourage adherence to the corporate culture of the Company. The plan provides for bonus awards at the market median for the achievement of predetermined Company revenue and earnings per share objectives and individual performance objectives. The Company believes that the achievement of the objectives create additional value for stockholders.

     STOCK OPTIONS: The Company's long-term incentive program consists entirely of stock options granted at 100% of fair market value which generally vest over a five-year period, although the CEO's two most recent stock option awards, granted in December 1997 and February 1999, vest over three years. The number of shares subject to options granted to individual executives is based on a combination of factors including competitive market practice, executive roles and responsibilities, and prior stock option grant levels. The Organization and Compensation Committee believes that stock options are a key ingredient in linking executive interests to stockholder interests and represent the primary capital accumulation opportunity for executives. Therefore, significant stock option grants are critical to retain, attract, and motivate qualified executives.

     1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER: In determining the 1998 salary and annual incentive award for the CEO, the Organization and Compensation Committee considered all aspects of Company and individual performance. The primary evaluation criteria included leadership, strategic planning, financial results, succession planning, strategic partnering, and external and Board relations.

     The Organization and Compensation Committee realizes that the total annual cash compensation (base salary and annual bonus) for the CEO in 1998 was slightly below the median of CEOs in industry comparators and general industry companies of similar size and market position.

     Mr. Mann's leadership enabled the Company to achieve significant financial results in 1998, while continuing to invest heavily in new development efforts, which led to the unanimous recommendation, in February 1999, subject to certain conditions, of an FDA Panel for approval of the Company's first-generation continuous glucose monitoring system. For fiscal year 1998 the Company's net sales increased 39.3%, net income grew nearly 95% and earnings per share increased 88.5%. Pursuant to the Company's executive incentive bonus plan, Mr. Mann received a bonus equal to approximately 63% of base salary, in recognition of 1998 performance.

     The CEO was granted an option to purchase 100,000 shares of Common Stock (adjusted to reflect the two-for-one stock split) on February 27, 1999. This amount provides long-term incentive opportunity at the median of competitive practice, tied directly to stockholder value creation.

     OMNIBUS BUDGET RECONCILIATION ACT (IRC SECTION 162(M)): The Organization and Compensation Committee periodically reviews the implication of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation for the CEO and next four most highly compensated executive officers. Compensation paid in 1998 for any single executive did not exceed the limits of Section 162(m) and was therefore fully deductible by the Company. The Organization and Compensation Committee will continue to monitor the implications of Section 162(m) for executive compensation programs.

                          William R. Grant -- Chairman
                              David Chernof, M.D.
                               John C. Villforth

                       EXECUTIVE OFFICERS OF THE COMPANY

     The Company's executive officers are generally elected annually by the Board of Directors for a one year term and serve at the pleasure of the Board. As of April 1, 1999, the Company's executive officers are:

      NAME         AGE                POSITIONS WITH THE COMPANY
      ----         ---                --------------------------
Alfred E. Mann     73    Chairman of the Board and Chief Executive Officer
Terrance H. Gregg  50    Director, President and Chief Operating Officer
Stephen A. Bowman  54    Senior Vice President, Sales and Marketing
Eric S. Kentor     40    Senior Vice President, General Counsel and Secretary
David Morley       52    Senior Vice President, Operations
Kevin R. Sayer     41    Senior Vice President, Finance and Chief Financial
                         Officer

     The following is information with respect to the Company's executive officers who are not members of the Board.

     STEPHEN A. BOWMAN joined the Company as Senior Vice President, Sales and Marketing in March 1999. Prior to joining the Company, Mr. Bowman served as Vice President, International Sales and Marketing of SulzerIntermedics, Inc., a manufacturer and distributor of implantable and disposable medical products, where he served as Vice President -- International Sales and Marketing from October 1992 until March 1999 and as Vice President -- Worldwide Marketing from May 1992 to October 1992. Mr. Bowman served as Director -- Western Region at Sulzer Intermedics from May 1991 to May 1992. Previously, from November 1989 to April 1991, Mr. Bowman was General Manager of Biotronik, a manufacturer and distributor of implantable medical products. Prior to joining Biotronik, Mr. Bowman held various positions with Medtronic, Inc., Johnson & Johnson and Del Monte Sales. Mr. Bowman earned a B.A. degree in Marketing from San Diego State University in 1968.

     ERIC S. KENTOR was promoted to Senior Vice President in February 1996. Mr. Kentor joined the Company in May 1995 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Kentor was Vice President, Legal Services, of Health Net, California's second largest health maintenance organization, where he held various positions beginning in March 1994. From March 1994 until May 1995, Mr. Kentor also served as Executive Counsel of Health Net's parent corporation, Health Systems International, Inc. Previously, from 1987 until 1994, Mr. Kentor practiced with the law firm of McDermott, Will & Emery, where he was elected partner in 1992. Mr. Kentor received a J.D. degree from the UCLA School of Law in 1986.

     DAVID MORLEY joined the Company as Senior Vice President, Operations in January of 1998. Prior to joining the Company, Mr. Morley served as Executive Vice President of Operations at the Cardiac Rhythm Management division of St. Jude Medical, Inc. (formerly Pacesetter Systems, Inc.), a manufacturer of medical devices including cardiac pacemakers and related products. At St. Jude Medical, Mr. Morley was responsible for all manufacturing and quality activities at facilities in California, Arizona, South Carolina and Sweden. Mr. Morley received a B.A. from Duquesne University in 1968, an M.A. from the University of Pittsburgh in 1970 and an M.B.A. from California State University, Northridge.

     KEVIN R. SAYER was promoted to Senior Vice President, Finance, in February 1996. Mr. Sayer joined the Company in May 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Sayer spent the previous 11 years with Ernst & Young, where he specialized in providing auditing, accounting and consulting services to high growth companies, primarily in the health care and high technology industry segments. Mr. Sayer received a B.S. in accounting from Brigham Young University in 1981 and received a Masters degree in accounting/information systems from Brigham Young University in 1983.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended January 1, 1999, the compensation paid by the Company to Mr. Mann, the Company's Chairman and CEO, and each of the other four most highly compensated executive officers of the Company during 1998, for all services rendered in all capacities in which they serve (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years 1998, 1997 and 1996.

                                                                               LONG-TERM
                                              ANNUAL COMPENSATION             COMPENSATION
                                     --------------------------------------   ------------
                                                               OTHER ANNUAL    SECURITIES    ALL OTHER
                                     SALARY        BONUS       COMPENSATION    UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION:           ($)          ($)            ($)         OPTIONS(#)    SATION($)
----------------------------         -------      -------      ------------   ------------   ----------
Alfred E. Mann                1998   274,231      173,757(1)          --              0        3,300(2)
  Chairman of the Board       1997   250,507      137,000(3)      35,784(4)     180,000           --
  and Chief Executive         1996   216,865      100,000(5)      30,615(6)      80,000           --
  Officer
Terrance H. Gregg             1998   233,769      124,031(1)          --              0        3,626(7)
  Director, President and     1997   185,000       88,708(3)          --        140,000        4,680(8)
  Chief Operating Officer     1996   154,905       50,000(5)      20,078(6)      40,000           --
Eric S. Kentor                1998   164,539       77,963(1)          --              0        2,313(9)
  Senior Vice President,      1997   150,000       61,650(3)          --         50,000        3,663(10)
  General Counsel and         1996   142,942       35,000(5)      14,754(6)      30,000           --
  Secretary
David Morley                  1998   161,539(11)   82,688(1)          --         60,000        2,393(12)
  Senior Vice President,
  Operations
Kevin R. Sayer                1998   156,631       74,183(1)          --              0        3,537(13)
  Senior Vice President,      1997   145,000       59,470(3)          --         40,000        1,465(14)
  Finance and Chief           1996   137,942       35,000(5)      15,380(6)      15,000           --
  Financial
  Officer

---------------
 (1) Includes performance bonuses accrued by the Company in 1998 but paid, at the election of the Company, in 1999.

 (2) Includes a matching contribution of $3,300 to a 401(k) plan.

 (3) Includes performance bonuses accrued by the Company in 1997 but paid, at the election of the Company, in 1998.

 (4) Includes an automobile allowance of $18,971 and reimbursement of $16,813 in medical expenses.

 (5) Includes performance bonuses accrued by the Company in 1996 but paid, at the election of the Company, in 1997.

 (6) Consists of automobile allowance.

 (7) Includes a matching contribution of $1,034 to a 401(k) plan and a term life insurance premium of $2,592.

 (8) Includes a matching contribution of $3,113 to a 401(k) plan and a term life insurance premium of $1,566.

 (9) Includes a matching contribution of $1,733 to a 401(k) plan and a term life insurance premium of $580.

(10) Includes a matching contribution of $3,135 to a 401(k) plan and a term life insurance premium of $528.

(11) Mr. Morley became employed by the Company on January 19, 1998.

(12) Includes a term life insurance premium of $2,393.

(13) Includes a matching contribution of $2,686 to a 401(k) plan and a term life insurance premium of $851.

(14) Includes a matching contribution of $957 to a 401(K) plan and a term life insurance premium of $508.

OPTION GRANTS IN 1998

     The following table summarizes option grants in 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                                   ANNUAL RATES OF
                                SECURITIES       OPTIONS      EXERCISE OR                   APPRECIATION FOR
                                UNDERLYING      GRANTED TO        BASE                       OPTION TERM(2)
                                  OPTIONS      EMPLOYEES IN      PRICE       EXPIRATION   ---------------------
            NAME:              GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)(1)      DATE       5% ($)      10%($)
            -----              -------------   ------------   ------------   ----------   --------   ----------
Alfred E. Mann...............          0            N/A             N/A           N/A         N/A          N/A
Terrance H. Gregg............          0            N/A             N/A           N/A         N/A          N/A
Eric S. Kentor...............          0            N/A             N/A           N/A         N/A          N/A
David Morley.................     60,000           6.99%         18.875       1/19/06     540,900    1,295,100
Kevin R. Sayer...............          0            N/A             N/A           N/A         N/A          N/A

---------------
 (1) All options granted in 1998 were non-qualified stock options granted pursuant to the MiniMed Inc. Second Amended and Restated 1994 Stock Incentive Plan (the "1994 Plan"). All grants in 1998 were priced at fair market value, as defined in the 1994 Plan and become exercisable as to 20% of the shares during each of the first five years of the term of the options.

 (2) The potential gains shown are net of the option price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock, continued employment of the optionee through the term of the option and other factors.

STOCK OPTIONS

     The Company has outstanding options to purchase shares of Common Stock, including options granted under the 1994 Plan and options granted by MMTL, predecessor to the Company, pursuant to its 1992 Amended and Restated Stock Plan (the "MMTL Plan"), which options were assumed by the Company and became exercisable to purchase shares of Common Stock of the Company. Under the MMTL Plan, options to purchase 1,960,900 shares of Common Stock of the Company have been granted. No additional options will be issued under the MMTL Plan. As of April 1, 1999, under the MMTL Plan, options to purchase 517,372 shares of Common Stock remained outstanding, and options to purchase 1,042,584 shares had been exercised. Under the 1994 Plan, as of April 1, 1999, options to purchase 4,321,764 shares of Common Stock have been granted, of which options representing 321,860 shares have been exercised and options representing 3,918,464 shares of Common Stock remain outstanding. Also, as of April 1, 1999, 676,200 shares of Common Stock remained available for future grants. All share calculations in this paragraph have been adjusted to reflect the two-for-one stock split payable to stockholders of record on April 1, 1999.

     The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held by the Named Executive Officers as of January 1, 1999 and options exercised by Named Executive Officers in the fiscal year ended January 1, 1999.

     The outstanding options to purchase shares of Common Stock of the Company will, unless otherwise determined by the Board of Directors, become exercisable in full in the event of a "change in control" of the Company. "Change in control" under these plans is defined as (i) the acquisition of any person of 50% or more of the combined voting power of the Company's outstanding voting securities; (ii) the sale, lease or other disposition of all or substantially all of the Company's assets, such as by merger, consolidation or otherwise; and (iii) the dissolution or liquidation of the Company. The Organization and Compensation Committee may also, in its discretion, accelerate the exercisability or vesting of any option in accordance with the administration of the 1994 Plan or the MMTL Plan, or may include in any agreement evidencing an option granted under the 1994 Plan or the MMTL Plan a provision by which such acceleration does not apply.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                      OPTIONS AT 1/1/99(#)(1)            AT 1/1/99($)1
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Alfred E. Mann.............      --            --          272,000        288,000      12,301,500     12,231,000
Terrance H. Gregg..........      --            --          134,000        156,000       6,073,400      6,008,600
Eric S. Kentor.............      --            --           76,000         98,000       3,505,550      4,160,400
David Morley...............      --            --               --         60,000              --      2,010,000
Kevin R. Sayer.............      --            --           92,000         57,000       4,347,400      2,311,600

---------------
(1) Based on the closing price of $52.38 on The Nasdaq National Stock Market on December 31, 1998 (as adjusted for a 2 for 1 stock split payable to stockholders of record on April 1, 1999).

CHANGE OF CONTROL AGREEMENTS

     In February 1999 the Company entered into agreements with Messrs. Mann, Gregg, Kentor, Morley and Sayer providing for severance benefits to these officers in the event of termination of their employment in connection with a change of control of the Company occurring prior to February 2001. The severance benefits are payable if the Company terminates the employment of the officer without cause or the officer voluntarily terminates his employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or three months prior to and in connection with, or in anticipation of, such a change. The benefits are also payable if the officer voluntarily terminates his employment for any reason within 30 days after the expiration of one year after a change of control.

     "Change of control" is defined to mean:

          - the acquisition of beneficial ownership of 30% or more of the outstanding shares of voting stock of the Company by any person, entity or group, subject to certain exceptions including acquisitions by Mr. Mann and acquisitions of shares beneficially owned by him as a result of his death and transfers during his lifetime to charities or members of his family or certain entities in which charities or members of his family have a majority of the beneficial interest;

          - any change in the directors of the Company after which a majority of the directors consists of persons who are not either (1) presently serving as directors or (2) selected for election by stockholders, or elected to fill vacancies on the board, by directors who are presently serving or were themselves selected or nominated as described in this clause (2);

          - a sale of all or substantially all of the Company's assets or a merger, consolidation or reorganization of the Company unless the holders of the outstanding voting shares of the Company immediately before any such transaction own at least 70% of the outstanding voting shares of the Company or a successor company immediately after the transaction; or

          - a liquidation of the Company.

     The severance benefits generally consist of a lump sum payment equal to two times the officer's annual base salary and two times his average annual bonus determined over the three prior years (subject to certain exceptions), a prorated portion of the bonus for the year of termination, continuation of Company life, health and disability insurance for two years or until any earlier date when other full time employment is obtained providing health plan benefits without an exclusion for pre-existing conditions, continuation of the use of a Company car or car allowance for one year or until any earlier date when other full time employment is obtained and acceleration of the date when outstanding stock options become exercisable. The benefits (other than acceleration of the exercise dates of stock options) are subject to reduction to avoid the taxes and loss of deductions associated with "excess parachute payments" under the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of at least 5% of the outstanding shares of Common Stock of the Company as of April 1, 1999. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission or other information deemed to be reliable by the Company.

              NAME AND ADDRESS                 SHARES BENEFICIALLY
            OF BENEFICIAL OWNERS                      OWNED           PERCENT OF CLASS
            --------------------               -------------------    ----------------
Alfred E. Mann...............................       9,304,802(1)            32.6%
  12744 San Fernando Road
  Sylmar, CA 91342
Putnam Investments, Inc......................       1,480,302(2)             5.5%
  Putnam Investment Management, Inc.
  The Putnam Advisory Company
  One Post Office Square
  Boston, MA 0219

---------------
(1) Includes 378,000 shares which Mr. Mann has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of April 1, 1999. Also includes 312,000 shares beneficially owned by the Alfred E. Mann Foundation for Scientific Research (the "Foundation") of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation.

(2) As reported by Putnam Investments, Inc. ("PI"), Putnam Investment Management, Inc. ("PIM") and, The Putnam Advisory Company Inc. ("PAC"), in its Amended Schedule 13G filed on February 9, 1999 with the Securities and Exchange Commission. According to such filing, (1) PI shares voting power as to 192,502 shares and shares dispositive power as 1,480,302 shares, (2) PIM shares dispositive power as to 1,251,400 shares, and (3) PAC shares voting power as to 192,502 shares and shares dispositive power as to 228,902 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 1, 1999, information as to shares of Common Stock beneficially owned by each of the current Directors of the Company, each of whom is also a nominee for Director of the Company, by each Named Executive Officer, by all Directors and executive officers as a group and the percentage these shares bear to the total number of shares of Common Stock outstanding as of such date. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting and investment power with respect to such Common Stock.

                                                    AMOUNT OF SHARES    PERCENTAGE OF
              NAME OF INDIVIDUAL OR                   BENEFICIALLY         SHARES
           NUMBER OF PERSONS IN GROUP                   OWNED(1)         OUTSTANDING
           --------------------------              ------------------   -------------
Alfred E. Mann...................................       9,304,802(2)        32.6%
David Chernof, M.D...............................          33,000              *
Carolyne Kahle Davis.............................          10,232
William R. Grant.................................         816,568(3)         2.9%
Terrance H. Gregg................................         163,452              *
David H. MacCallum...............................          37,496              *
Thomas R. Testman................................          37,000              *
John C. Villforth................................          15,500              *
Eric S. Kentor...................................          96,350              *
David Morley.....................................           6,314              *
Kevin R. Sayer...................................         115,196              *
All Directors and Executive Officers as a group
  (12 persons)...................................      10,635,910           36.6%

---------------
 *  The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Includes the following numbers of shares which the executive officer or Director has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days: Mr. Mann -- 378,000, Dr. Chernof -- 33,000, Mr. Grant -- 33,000, Mr. MacCallum -- 34,000, Mr.
    Testman -- 33,000, Mr. Gregg -- 162,000, Mr. Kentor -- 93,000, Mr.
    Sayer -- 114,000, Mr. Morley -- 6,000, Mr. Villforth -- 15,500, all
    Directors and Executive Officers as a group (12 persons) -- 958,500.

(2) Includes 312,000 shares beneficially owned by the Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation.

(3) Includes 682,222 shares of Common Stock held by certain funds managed by Galen Associates of which Mr. Grant is Chairman and Managing General Partner and may be deemed to own beneficially such shares. Mr. Grant disclaims beneficial ownership of such shares except for his pecuniary interest therein.

     In addition to the foregoing beneficial ownership amounts, the Directors listed below elected to defer all or a portion of their annual retainer and meeting fees. These amounts will be applied to the purchase of units which are equivalent to shares of Common Stock. As of April 1, 1999, such amounts constitute units relating to the following number of shares of Common Stock:

                                         COMMON SHARE
                 NAME                    STOCK UNITS
                 ----                    ------------
Carolyne K. Davis                            770.68
William R. Grant                           3,720.46
David H. MacCallum                         1,953.40
Thomas R. Testman                          5,726.88
John C. Villforth                          2,858.76

          PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY IMPLEMENTING CLASSIFIED BOARD PROVISIONS

     The Board of Directors has unanimously approved the amendment and restatement of the Company's Restated Certificate of Incorporation and amendments of its Bylaws to (a) implement a classified board of directors divided into three classes of directors with staggered three year terms and (b) provide that any amendment to the Bylaws by a vote of the stockholders to increase the number of directors will require the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote on the matter. The amendments as summarized in this Proxy Statement will be considered and voted upon at the Annual Meeting.

CLASSIFIED BOARD OF DIRECTORS

     The Bylaws currently provide that the authorized number of directors is eight. Currently all directors are elected to the Board annually for a term of one year. The proposed amendments would divide the Board of Directors into three classes: Class 1, Class 2 and Class 3. Classes 1 and 2 would have three Directors, and Class 3 would have two Directors. Members of all three classes would be elected at the 1999 Annual Meeting. Directors elected to Class 1 would serve until the Annual Meeting to be held in 2000, and until their respective successors are elected and qualified. Directors elected to Classes 2 and 3 would serve until the Annual Meetings to be held in 2001 and 2002, respectively, and until their respective successors are elected and qualified. Commencing with the election of the Class 1 directors in 2000, each class of directors elected at an Annual Meeting would be elected to three-year terms. Thus, after the initial implementation period each class of Directors would be elected every three years to a three-year term.

     In the event of a vacancy on the Board, the person elected to fill the vacancy will be the same class of Director as the person he or she succeeds and will have the same term. In the event of an increase in the authorized number of Directors, the additional directorships will be allocated to the classes of Directors in a manner which will cause the number of Directors in each class to be as nearly equal as possible. If there is more than one way to allocate the additional directorships consistent with that rule, then the directorships will be allocated to the classes whose term has the earliest expiration date. No reduction in the authorized number of Directors will have the effect of removing any Director prior to the expiration of his or her term of office.

     Under Delaware law, where a company's certificate of incorporation or bylaws provide for a classified board of directors, the stockholders of the company may only remove a director from the board for cause unless the company's certificate of incorporation provides otherwise. The Company's Restated Certificate of Incorporation already provides that individual directors or the entire board can be removed only for cause, and the proposed amendments will not change that.

     The information concerning the current nominees for election as Directors at the Annual Meeting and the classes to which they would be elected is set forth above under the caption "Proposal 1 -- Nomination and Election of Directors." If the proposal to adopt a classified board is not approved and implemented, all directors elected at the Meeting will serve for a one-year term and until their successors are duly elected and qualified.

ADVANTAGES OF A CLASSIFIED BOARD OF DIRECTORS

     The Board of Directors believes that the adoption of the classified board provisions is in the best interests of the Company and its stockholders. A classified board will serve as an obstacle to any hostile attempts to obtain control of the Company through the acquisition of a significant block of shares and the election of a new slate of directors. Without classes of directors a person or entity could make a tender offer or otherwise acquire a substantial block of shares or solicit proxies to vote a substantial block of shares and obtain control of the Company by electing a new majority of the board of directors at an annual meeting without ever negotiating with the board of directors of the Company. If carefully planned, such a result could be accomplished in a relatively short time without affording the board of directors the opportunity to consider other alternatives.

     Having a classified board of directors means that even a majority stockholder requires two annual meetings to elect a majority of the board unless one or more directors die, resign or are removed for cause. As a result, instituting a classified Board of Directors may deter certain mergers, tender offers, proxy contests or other future attempts to acquire control of the Company that some or a majority of stockholders may deem to be in their best interests. The Board of Directors believes that having a classified board may force persons or entities who desire to acquire control of the Company to negotiate with the Company. In addition, having a classified board could provide the Board of Directors with more time to evaluate any takeover or control proposal and the opportunity to consider other alternatives and to negotiate with other potential acquirers to obtain a fair price for stockholders.

     The classified board can also be expected to help lend continuity and stability to the management of the Company and will assure continuity and stability in the Board's leadership and policies. At any given time, approximately two-thirds of the members of the Board of Directors will have had prior experience as directors of the Company. The Board believes that this will facilitate long-range planning, strategy and policy.

     The amendment to the Company's Restated Certificate of Incorporation is not being proposed in response to any presently existing unsolicited takeover attempt or threat. Classified boards of directors are permitted under Delaware law, are consistent with the rules of the Nasdaq National Market and have been adopted by numerous other public companies .

     The Board of Directors has considered the advantages and possible disadvantages of this proposal and has unanimously determined that the adoption of this proposal is in the best interests of the Company and its stockholders.

DISADVANTAGES OF A CLASSIFIED BOARD

     Because adoption of a classified board may discourage some takeover bids or block purchases of stock by potential acquirers, stockholders may be deprived of opportunities to sell some or all of their shares in a tender offer or other transaction which might involve a purchase price higher than the then-current market price or may deprive the stockholders of the benefits of a contest between competing bidders. Moreover, to the extent having a classified board discourages open market purchases of the Company's stock, stockholders may be deprived of certain increases in the market price of the Company's stock. Also having a classified board will make it more difficult for stockholders to change the Company's Board of Directors at a time when the stockholders consider it desirable to do so.

OTHER ANTI-TAKEOVER DEFENSES

     The Company has also adopted a Stockholder Rights Plan which also is intended to have the effect of discouraging attempts to obtain control of the Company. Under the Stockholder Rights Plan, the Company's stockholders have the right to purchase additional shares of Common Stock for an exercise price of $250 per share of Common Stock held by them (subject to adjustment), after a person or entity acquires beneficial ownership of 15% or more of the voting stock of the Company (subject to certain exceptions). The number of shares that can be purchased is determined by dividing the exercise price by one-half of the then market price of the Common Stock. The person or entity acquiring 15% or more of the voting stock of the Company is not entitled to exercise any such rights. As a result, the exercise of the rights would have a substantial dilutive effect on the voting power and equity investment of that person or entity.

     If, after a person or entity acquires 15% or more of the voting stock of the Company (a) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation or the Common Stock is converted into or exchanged for stock or assets of another person or entity or (b) 50% or more of the Company's assets or earning power is sold or transferred, the rights become exercisable to purchase shares of the common stock of the surviving corporation or acquirer at half of its then market price. Until they become exercisable the rights are not evidenced by any separate security and trade with the Common Stock. The rights are redeemable at the option of the Board of Directors for nominal consideration, and the Board has the right to amend or supplement the Stockholder Rights Plan any time before the rights become exercisable. After the rights become exercisable, the Board cannot amend or supplement the

Stockholder Rights Plan in a manner that materially and adversely affects any holder of outstanding rights other than a person or entity that has acquired beneficial ownership of 15% or more of the outstanding shares and entities surviving certain business combinations with the Company.

     The Stockholder Rights Plan is intended to protect against some of the same risks as the classified board proposal, but the Stockholder Rights Plan provides no protection against a proxy solicitation resulting in the election of a new majority of directors, who could then redeem the rights under the Stockholder Rights Plan. Having a classified board can result in the need to conduct two proxy solicitations for two annual meetings to accomplish that result. Also, the absence of judicial authority on the critical question of what circumstances require the redemption of the rights under the Stockholder Rights Plan and the fact that there is little or no experience with the triggering of such plans makes these plans somewhat unreliable. The proposed amendments to the Company's Restated Certificate of Incorporation and Bylaws do not affect the Stockholder Rights Plan.

     The Company's Restated Certificate of Incorporation and Bylaws currently include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a requirement of a super-majority vote of the stockholders to remove one or more Directors and to fill a vacancy on the board if a person or entity has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company, directly or indirectly (an "Interested Stockholder"). Persons or entities that acquired such a 15% beneficial ownership position prior to May 23, 1995, are excluded from the definition of Interested Stockholder under the Company's Certificate of Incorporation. If an Interested Stockholder exists, removal of a Director, which must be for cause in any event, requires the vote of a majority of the shares not owned beneficially by the Interested Stockholder. Filling a vacancy on the Board when there is an Interested Stockholder requires the vote of the holders of 80% or more of the outstanding voting shares, the holders of a majority of the voting shares not held by the Interested Stockholder and a majority of the Continuing Directors. "Continuing Director" means a Director who is not affiliated with the Interested Stockholder and who was on the Board on June 30, 1995 or became a Director before the Interested Stockholder acquired beneficial ownership of 15% or more of the voting shares of the Company or is the successor to a Continuing Director who was recommended by a majority of Continuing Directors. The Company's Restated Certificate of Incorporation and Bylaws also prohibit stockholders from taking action by written consent and calling special meetings of stockholders and impose requirements of advance notice for the submission of stockholder proposals or Director nominees. The proposed amendments do not change any of these provisions except for the requirement described above that a Director elected to fill vacancies be elected to the same Class of directorship as the person that he or she succeeds.

     In addition to the Stockholder Rights Plan, the Company is subject to
Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an Interested Stockholder for a period of three years from the date the stockholder became an Interested Stockholder. Persons and entities that acquired a 15% beneficial interest prior to December 23, 1987 and certain related parties are excluded from the definition of Interested Stockholders in Section 203. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans.) Although Section 203 may discourage a person or entity from acquiring a 15% or more interest in the Company because of the restriction on subsequent business transactions, it does not prevent another person or entity from actually getting control of the Company.

RESTRICTIONS ON AMENDMENT

     The Company's existing Certificate of Incorporation provides that the provisions described above under "Other Anti-Takeover Defenses" relating to the removal of Directors and filling of vacancies on the Board can be amended only by the affirmative vote or written consent of a majority of the Directors and the holders of a majority of the outstanding shares entitled to vote on the amendment as required by law and, in addition, by a majority of the authorized number of Directors or by the holders of 80% of the outstanding shares. Also if one or more Interested Stockholders exist, there must be obtained either (i) the affirmative vote or written consent of a majority of Directors who are Continuing Directors as to all Interested Stockholders or (ii) if the amendment is proposed by or on behalf of an Interested Stockholder or by a Director who is not a Continuing Director as to all Interested Stockholders, the affirmative vote of the holders of a majority of the shares not beneficially owned by the Interested Stockholder. Changes in the provisions of the proposed Restated Certificate of Incorporation relating to classes of Directors would be subject to the same requirements.

     The Company is proposing to put the provisions with respect to the classified board in the Restated Certificate of Incorporation, as opposed to just the Bylaws, because the Restated Certificate cannot be amended without a vote of the Board of Directors in addition to a vote of the stockholders. The provisions with respect to the classified board are also being proposed as an amendment to the Bylaws, which can be amended without Board action, so that the provisions will be effective immediately upon adoption, thereby permitting the election of Directors to specific classes at the Annual Meeting. The proposed Restated Certificate of Incorporation would not become effective until it is filed with the Delaware Secretary of State, which is not expected to happen until after the Annual Meeting is adjourned. However, once the Restated Certificate of Incorporation becomes effective, the classified board provisions could not be changed without a vote of the Board of Directors.

RESTRICTION ON INCREASES IN THE AUTHORIZED NUMBER OF DIRECTORS BY STOCKHOLDERS

     Under Delaware law and the Company's existing Certificate of Incorporation, the Bylaws of the Company can be amended by the vote or written consent of the Directors or the stockholders. The proposed amendments to the Company's Bylaws would also provide that the stockholders could not amend the Bylaws to increase the number of Directors of the Company without the approval of 80% of the outstanding shares of the Company entitled to vote on such matters. The reason for this proposal is to prevent a person or entity who has acquired a substantial block of Company voting stock or proxies with respect to a substantial block from evading the protection provided by the classified Board of Directors by increasing the authorized number of directors to such an extent that the person or entity can gain control by electing enough people to fill the vacancies. Although the effect of the amendments is to make it more difficult to increase the size of the Board by stockholder action, the number of authorized directors can still be increased by the Board of Directors without stockholder action. Because this amendment is an integral part of the classified board proposal, the two sets of amendments will be voted upon as a single proposition.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding, present or represented by proxy and entitled to vote at the Meeting, is required to approve Proposal 2.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

         PROPOSAL 3 -- AMENDMENT TO CERTIFICATE OF INCORPORATION OF THE
                  COMPANY TO INCREASE AUTHORIZED CAPITAL STOCK

     On February 27, 1999, the Board of Directors authorized a two-for-one stock split of the Company's Common Stock in the form of a stock dividend payable to stockholders of record at the close of business on April 1, 1999. The Company had a sufficient number of authorized shares of Common Stock to effect the stock split. The Board of Directors proposes that stockholders authorize an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 100,000,000 shares and to increase the number of authorized shares of Preferred Stock from 5,000,000 to 10,000,000 shares. The par value of the Common Stock would remain at $0.01 per share. The Board of Directors recommends that such increase in the number of authorized shares of Common and Preferred Stock be approved by the stockholders.

     The proposed amendment to the Restated Certificate of Incorporation will be effected by deleting the introductory paragraph of Article IV of the Company's Restated Certificate of Incorporation, as amended, and substituting a new introductory paragraph that reads in full as follows:

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 110,000,000 shares, consisting of 100,000,000 shares of Common Stock of the par value of One Cent ($0.01) per share and 10,000,000 shares of Preferred Stock of the par value of One Cent ($0.01) per share (the "Preferred Stock").

     As of April 1, 1999, there were 28,207,356 shares (as adjusted for the two-for-one stock split payable to stockholders of record on April 1, 1999) of Common Stock issued and outstanding (exclusive of treasury shares) and 8,576,500 shares (as adjusted) of Common Stock were reserved for issuance in connection with all of the Company's stock plans. Adoption of the proposed amendment provides for an additional 60,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock for future issuance. This would replenish the authorized shares available for issuance before the stock split and provide substantial additional shares of both Common and Preferred Stock for future issuance. Although these additional shares would provide further flexibility, there are no present plans for their use

     The Board of Directors is of the opinion that the proposed increase in the number of authorized shares of Common Stock is in the best interest of the Company and its stockholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with stock splits and stock dividends, implementation of employee benefit plans, offer of shares for cash, mergers and acquisitions, and other proper business purposes. In many such situations prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of stockholders.

     The additional shares of Common and Preferred Stock sought by the amendment will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or system of automated quotations on which the Company's securities may be listed. Nasdaq National Market System requires specific stockholder approval as a prerequisite to listing shares in several instances, including an acquisition where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AS DESCRIBED ABOVE.

                 PROPOSAL 4 -- AMENDMENT TO SECOND AMENDED AND
                       RESTATED 1994 STOCK INCENTIVE PLAN

     The 1994 Plan is designed to promote the interests of the Company and its stockholders by providing eligible employees, Directors, consultants and advisors of the Company and its subsidiaries with a proprietary interest in the Company and the resulting incentives to continue their efforts on behalf of the Company.

     The Board of Directors, subject to stockholder approval, has amended and restated the 1994 Plan (a) to increase the maximum number of shares of Common Stock which may be issued pursuant to the 1994 Plan from 4,500,000 shares to 7,500,000 shares (both amounts give effect to the two-for-one stock split).

     The affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote will be required to approve the amendments to the 1994 Plan. Under applicable Delaware law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     As of April 1, 1999, options to purchase 4,435,836 shares of Common Stock were outstanding, and not exercised, and up to 676,200 shares of Common Stock remained available for additional Awards under the 1994 Plan.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

     The following is a summary of the principal features of the 1994 Plan, including the amendments proposed for approval in this Proxy Statement.

GENERAL

     Purpose: The purpose of the 1994 Plan is to enable the Company and its subsidiaries to attract, retain and motivate their directors, employees, consultants and advisors by providing for or increasing the proprietary interests of such persons in the Company, thereby increasing the mutuality of interests of such persons and the Company's stockholders.

     Shares Available Under the Plan: The amendment to the 1994 Plan will increase the number of shares of Common Stock of the Company issuable under the 1994 Plan by an aggregate of 3,000,000 shares. Currently, the maximum number of shares of Common Stock issuable under the Plan is 4,500,000. As amended, the 1994 Plan would allow for the issuance of no more than 7,500,000 shares of Common Stock. The aggregate number of shares issuable in any fiscal year to any individual is limited to 500,000 shares of Common Stock. The closing price for the Company's Common Stock on April 1, 1999, on The Nasdaq National Stock Market, was $51.125 (as adjusted for the two-for-one stock split).

     The limits on the number of shares which can be issued under the 1994 Plan and the number which can be issued to any one individual are subject to adjustment to reflect certain events of reorganization, merger, consolidation, recapitalization, restructuring, reclassification, stock dividend, stock split, reverse stock split or the like. Shares of Common Stock issuable in connection with an Award (as defined below) that expires before they are exercised, vest or otherwise are not subject to cancellation, or such shares which are subsequently reacquired by the Company, will again be subject to issuance pursuant to future awards under the 1994 Plan.

     Administration: The 1994 Plan provides that it is to be administered by the Board of Directors or a committee thereof. Currently the 1994 Plan is administered by the Organization and Compensation Committee. The 1994 Plan gives the Organization and Compensation Committee broad authority to determine the persons to whom awards will be granted under the 1994 Plan ("Awards"), the time or times at which Awards granted under the 1994 Plan will expire, the types of Awards to be granted, the number of shares of Common Stock to be covered by each Award, and all other terms and conditions for Awards granted under the 1994 Plan. There is no discretion, however, with respect to Awards issued to Non-Employee Directors of the Company, as described below.

     Participation: Any person, including any Director of the Company, who is a director, employee, consultant or advisor of the Company or any of its subsidiaries (a "Grantee") is eligible for the grant of Awards under the 1994 Plan. Only Grantees who are employees of the Company or any of its subsidiaries are eligible for the grant of stock options which are eligible for favorable tax treatment under the Internal Revenue Code, as amended (the "Code") (known as Incentive Stock Options), and Directors who are not employees of the Company shall be eligible only for Awards granted pursuant to the formula grant described below.

TYPE OF AWARDS

     Under the 1994 Plan, Awards may be granted under any type of arrangement that involves or might involve the issuance of Common Stock, including the granting of stock options, sales or bonuses of stock or restricted stock, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An Award may consist of one such security or benefit or two or more of them in tandem or in the alternative (the foregoing collectively, "Awards").

     Options: Under the 1994 Plan, Grantees may be issued options which qualify as Incentive Stock Options ("ISOs") under Section 422 of the Code, or options not intended to so qualify, so-called non-qualified stock options ("NSOs"). Only persons who are employees of the Company may be issued ISOs, and any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not be granted an ISO at a price less than 110% of the fair market value of the stock or having a term of more than five years. The exercise price for any option granted may not be less than 85% of the fair market value of the shares subject to the option at the time of the grant. The Code provides that ISOs may not be granted at an exercise price less than the fair market value of the shares on the date of the grant.

     The Board or the Committee administering the Plan (currently the Organization and Compensation Committee) has discretion in setting the terms of each option, including the expiration, vesting and exercise dates. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and stock or by any other means approved by the Organization and Compensation Committee.

     Stock Appreciation Rights: Under the 1994 Plan, the Organization and Compensation Committee has the power to grant stock appreciation rights ("SARs") in connection with or independent of related stock options. An SAR entitles the participant exercising the SAR to receive payment of an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by the number of shares as to which the SAR is exercised. The grant of an SAR will be subject to such terms and conditions as the Organization and Compensation Committee may decide. The Organization and Compensation Committee may in its discretion settle the amount to be paid upon exercise of an SAR in cash, shares of Common Stock or a combination of both. The Organization and Compensation Committee may also provide that any payment of cash received upon exercise of an SAR be used to concurrently exercise all or a portion of an option held by a Plan participant.

     Restricted Stock Awards: Awards can be granted with regular or restricted stock in the form of agreements containing such terms, provisions and conditions that are consistent with the 1994 Plan and have been determined by the Organization and Compensation Committee which may include, for example, purchase price, vesting and forfeiture provisions, transferability restrictions, performance requirements or other terms and conditions. Participants receiving restricted stock typically are entitled to dividend and voting rights on the shares prior to the lapsing of the restrictions.

     Performance Share Awards: The Organization and Compensation Committee may grant performance share awards involving the issuance of shares of Common Stock based upon the appreciation in the fair market value, book value or other measure of value of the Common Stock, the performance of the Company based on earnings or cash flow or such other factors as the Organization and Compensation Committee may determine. Upon the receipt of a performance share award, the person receiving the Award may enter into an agreement with the Company that contains the terms, provisions and conditions of the Award, including the number of shares of Common Stock subject to the Award, the price, if any, to be paid for the Award and the required amount of appreciation in the fair market value, book value or other measure of value of the Common Stock necessary to cause the shares subject to the Award to be issued or to cause restrictions on shares already issued pursuant to the Award to lapse.

FEDERAL INCOME TAX TREATMENT OF OPTIONS AND OTHER AWARDS

     The following is a brief description of the federal income tax treatment which will generally apply to Awards (including stock options) granted under the 1994 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of Awards will depend on the specific nature of the Award of any such option. This summary does not constitute tax advice, is not intended to be exhaustive and, among other things, does not describe any state, local or foreign tax consequences, nor does it describe the tax rules applicable to persons subject to Section 16(b) of the Exchange Act. Such persons should consult their own tax advisors with respect to such rules.

     Nonqualified Options: The grant of an NSO generally will not result in any taxable income to the option holder. When an NSO is exercised, the option holder generally will be taxed at ordinary income tax rates on the excess of the fair market value of the shares acquired on the date of exercise over the exercise price. The Company generally will be required to withhold federal income taxes with respect to such income and, to the extent that the option holder has ordinary income, the Company will be entitled to a deduction. The amount included in the option holder's taxable income on the exercise of the NSO will be added to the exercise price in determining the optionholder's basis in the acquired shares. Any gain or loss on the subsequent sale or disposition of the shares generally will be treated as long-term or short-term capital gain or loss, as the case may be.

     Incentive Stock Options: Generally, with ISOs granted to employees under
Section 422 of the Code the optionee is not taxed and the Company is not entitled to a deduction on the grant or the exercise. However, if the optionee sells the shares acquired upon the exercise of an ISO ("ISO Shares") at any time within (a) one year after the date of transfer of ISO Shares to the optionee pursuant to the exercise of such ISO or (b) two years from the date of grant of such ISO, then (1) the optionee will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, (2) the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise over the exercise price of such ISO, (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price of such ISO over the sales price of the ISO Shares, and
(4) the Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the ISO Shares at any time after the optionee has held the ISO Shares for at least (i) one year after the date of transfer of the ISO Shares to the optionee pursuant to the exercise of the ISO and (ii) two years from the date of grant of the ISO, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and the Company will not be entitled to any deduction.

     Restricted Stock Awards: Awards under the 1994 Plan may include Awards of restricted stock ("Restricted Stock Awards"). Unless the recipient makes an election under Section 83(b) of the Code within 30 days after the receipt of the restricted shares, the recipient generally will not be taxed on the receipt of a Restricted Stock Award until the restrictions on the shares subject to the Award expire or are removed. When the restrictions expire or are removed, the recipient will recognize ordinary income (and the Company will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. However, if the recipient makes an election under Section 83(b) of the Code within 30 days of the receipt of restricted shares, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the excess of the fair market value of the shares on the date of receipt over the purchase price. For this purpose, the fair market value of the shares will be determined without taking into account the restrictions on the shares.

     Stock Appreciation Rights: Awards under the Plan may include Awards of SARs. On the exercise of an SAR, the amount which the participant is paid, whether in cash or shares (valued at their then fair market value), generally will be taxable to the participant as ordinary income (and the Company will be entitled to a deduction).

     Performance Share Awards: Awards under the 1994 Plan may include Awards of performance shares ("Performance Share Awards"). A recipient of Performance Share Awards will normally recognize ordinary income (and the Company will be entitled to a deduction) upon receipt of shares at the end of the performance period relating to such Performance Share Awards equal to the excess of the fair market value of the shares at such time over the purchase price, if any.

     Golden Parachute Treatment. The 1994 Plan includes a provision that would accelerate the vesting of options upon a change in ownership or control of the Company or its assets. In the event of acceleration as a result of such a change in ownership or control, and depending upon the individual circumstances of the recipient, certain amounts with respect to such options may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to those provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

NON-EMPLOYEE DIRECTOR AWARDS

     Under the 1994 Plan, directors who are not employees of the Company ("Non-Employee Directors") are eligible for Awards only issued pursuant to and in accordance with the formula grant provided for in the 1994 Plan.

     Automatic Grants: Pursuant to the terms of the 1994 Plan each Non-Employee Director is automatically awarded and issued on the date of his or her first election and without further action, an NSO to purchase 5,000 shares of Common Stock of the Company (an "Initial Grant"). In addition, on June 1 of each year, (or if such day is not a trading day for the Common Stock, the first trading day thereafter), each Non-Employee Director will be automatically awarded and issued without further action an NSO to purchase 5,000 shares of Common Stock (an "Annual Grant"), except for a Non-Employee Director who received an Initial Grant within 12 months of such Annual Grant. In the event an Initial Grant is awarded within 12 months, the first Annual Grant thereafter will be reduced so that the number of shares covered by such Award equals 5,000 multiplied by a fraction, the numerator of which is the number of days elapsed from the date of such Initial Grant and the denominator of which is 365.

     Terms of Option: The purchase price of each automatic grant to Non-Employee Directors is 100% of the fair market value of the Common Stock on the date of grant. The fair market value of the share on a given day generally is equal to the last sale price, regular way, on the business date preceding such day or, in case no such sale takes place on such day and there were sales within 10 days within the date for which fair market value is to be determined, the mean between the lowest and highest sales prices, regular way, on the nearest date, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or the principal national securities exchange on which such shares are admitted to trading, or as last quoted.

     The term of each option issued to Non-Employee Directors is for a period of 8 years from the grant date and each option becomes exercisable immediately on the date of grant to the extent of 25% of the shares covered by such option and as to an additional 25% of the shares on each anniversary date of the grant.

     Effect of Termination of Service and Related Matters: If a Non-Employee Director ceases serving in his or her capacity as such (a "Terminating Event") by reason of death or Permanent Disability (as defined in the 1994 Plan), then the option terminates on the earlier of the date on which the option would otherwise expire or first anniversary of the date of such terminating event and becomes exercisable during that period by the Non-Employee Director or his or her guardian or custodian or other similar representative, if applicable. If the Terminating Event is for any reason other than death or Permanent Disability, then the option terminates on the earlier of the date on which the option would otherwise expire or one month after the date of the

Terminating Event. If a Non-Employee Director dies at any time after a Terminating Event, and prior to the last day the option could have been exercised, the option terminates on the earlier of the date on which such option otherwise would expire or the first anniversary of the date of such death.

CHANGE IN CONTROL

     The 1994 Plan includes a provision whereby the vesting, waiting or installment period contained in any agreement or instrument evidencing any Award is subject to acceleration. Each outstanding Award automatically becomes exercisable in full for the aggregate number of Common Shares covered thereby, or vests unconditionally, upon the occurrence of any of the following events:
(i) the acquisition by a single entity or any "group" (as defined in the Exchange Act) of outstanding securities of the Company, after which such person, entity or group owns beneficially 50% or more of the voting securities of the Company; (ii) a sale, lease or other disposition of all or substantially all of the Company's assets to any person, entity or group (other than an affiliate of the Company); or (iii) a reorganization, merger, business combination or consolidation of the Company as a result of which at least 50% of the voting securities of the Company or its successor are held, directly or indirectly, by persons who did not hold at least 50% of the voting securities of the Company immediately prior to such transaction. "Person," "entity" or "group" does not include the Company, any of its subsidiaries or affiliates or Mr. Mann or any of his affiliates or successors. The Organization and Compensation Committee may also, in its discretion, accelerate the exercisability or vesting of any Award in accordance with the administration of the 1994 Plan, and may include in any agreement evidencing any Award granted or awarded after the date of the Annual Meeting a provision by which such acceleration does not apply.

AMENDMENT AND TERMINATION; EFFECTIVENESS OF AMENDMENTS

     The 1994 Plan may be terminated at any time by the Board, provided that no such amendment or termination may deprive the recipient of any Award previously granted without the consent of such recipient and no such amendment may increase the aggregate number of Common Shares that may be issued upon exercise of ISOs granted under the 1994 Plan. Certain amendments to the 1994 Plan must be approved by the stockholders of the Company within 12 months after the adoption of such amendment by the Board.

     The amendment which is the subject of this proposal shall become effective at the Annual Meeting upon approval by the holders of a majority of the Common Stock present, either by person or by proxy.

                    PROPOSAL 5 -- RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1999. Deloitte & Touche LLP served in this capacity for the year ending January 1, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

     The Board of Directors is submitting the approval of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1999. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

                   REQUIREMENTS AND PROCEDURES FOR SUBMISSION
                       OF PROXY PROPOSALS AND NOMINATIONS
                          OF DIRECTORS BY STOCKHOLDERS

     Nominations for the Board of Directors: The Company expects to hold its 2000 Annual Meeting on May 18, 2000, although the Company retains the right to change this date, as it may determine. The Company's Bylaws provide that written notice of proposed stockholder nominations for the election of directors at the 2000 Annual Meeting of Stockholders must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the meeting, or between January 19 and February 18, 2000, as currently scheduled. Notice to the Company from the stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission and the Company's Bylaws. Stockholders wishing to nominate persons should contact the Company's Secretary at 12744 San Fernando Road, Sylmar, California 91342.

     Proposals: Any stockholder who intends to present a proposal to be included in the Company's Proxy materials to be considered for action at the 2000 Annual Meeting of Stockholders must satisfy the requirements of the Securities and Exchange Commission, and the proposal must be received by the Secretary of the Company on or before December 21, 1999, for review and consideration for inclusion in the Company's Proxy Statement and Proxy Card relating to that meeting.

     The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to nominations of persons for director do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask the meeting. If the Company changes the date of the 2000 Annual Meeting of Stockholders, stockholders will be notified in accordance with the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          /s/ ERIC S. KENTOR
                                          --------------------------------------
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 19, 1999

PROXY                                                                     PROXY


                                  MINIMED INC.
                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342

           PROXY FOR THE MAY 20, 1999 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MINIMED INC.


        The undersigned stockholder of MiniMed inc. ("MiniMed") hereby appoints Alfred E. Mann and Eric S. Kentor, and each of them, the lawful proxies of the undersigned, each with the power of substitution, to vote as designated below all the shares of Common Stock of MiniMed held of record by the undersigned on April 1, 1999, and all shares of Common Stock to be issued to the undersigned in the two-for-one stock split payable to holders of record at the close of business on April 1, 1999, at the Annual Meeting of Stockholders to be held on May 20, 1999 or any and all adjournments or postponements thereof.

        IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR, FOR EACH OF THE OTHER PROPOSALS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.


               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                          USING THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                  MINIMED INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

1. Election of Directors                                                2. Amendment to Certificate of     For   Against    Abstain
   Nominees: D. Chernof, M.D.  D.H. MacCallum  For  Withhold  For All      Incorporation and Bylaws to     [ ]     [ ]        [ ]
             C.K. Davis        A.E. Menn       All    All     Except       Implement Classified Board
             W.R. Grant        T.R. Testman    [ ]    [ ]       [ ]        Provisions
             T.H. Gregg        J.C. Villforth
                                                                        3. Amendment to Certificate        For   Against    Abstain
                                                                           of Incorporation to Increase    [ ]     [ ]        [ ]
                                                                           Authorized Capital Stock.
-------------------------------------------------
(Except nominee(s) written above)
                                                                        4. Amendment to Second Amended     For   Against    Abstain
If Proposal 2 is adopted, this Proxy will be                               and Restated 1994 Stock         [ ]     [ ]        [ ]
voted for the election of Dr. Chernof, Mr. Davis                           Incentive Plan.
and Mr. Villforth as Class 1 directors; Messrs.
Grant, MacCallum and Testman as Class 2 directors;                      5. Ratification of Deloitte        For   Against    Abstain
and Messrs. Mann and Gregg as Class 3 directors.                           & Touche LLP as Auditors.       [ ]     [ ]        [ ]



        The number of shares indicated on the face                      ----------------------------------------------
of this proxy, is NOT adjusted to reflect the                           Please sign as shares are owned, and date this
two-for-one stock split payable to holders of                           proxy. If a joint account, each joint owner must
record at the close of business on April 1, 1999,                       sign. If signing for a corporation or partnership
but the number of shares to be voted pursuant to                        or as agent, attorney or fiduciary, indicate the
this proxy includes the shares issued in such                           capacity in which you are signing.
stock split. All references to shares of the Company's
Common Stock in the accompanying Proxy Statement ARE
adjusted to reflect such stock split.
-----------------------------------------------------------------------------------------------------------------------------------
                                                    FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                          USING THE ENCLOSED ENVELOPE.